  Exhibit 99.1
MusclePharm Reports 2017 Second Quarter Financial Results

DENVER, August 14, 2017 -- MusclePharm Corporation (MSLP) ("MusclePharm" or the "Company") (OTCQB: MSLP), a scientifically-driven, performance lifestyle sports nutrition company, today announced financial results for the second quarter ended June 30, 2017.

Operational and Financial Highlights for Second Quarter 2017 (as compared to Second Quarter 2016 unless otherwise indicated):

Financial Results
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Net Revenue was $26.2 million, compared to $32.9 million in Q2 2016, and flat sequentially compared to Q1 2017.
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Adjusted EBITDA excluding one-time adjustments was $1.7 million, compared to $2.1 million for Q1 2017.
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Reduced net loss 25% to $3.1 million.
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Gross Margin increased to 29.1%, from 24.9% compared to Q1 2017.

Operational Highlights
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Online sales expanded in the quarter to 17.8% of sales, from 14.8% of sales, driven by our enhanced presence on Amazon.com
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Shipped first products from the Natural Series line
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Natural Series now available in Sprouts Farmers Market, Inc., and other stores
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Ramped manufacturing in Europe; added two new customers – Tropicana and Muscle Finesse
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Settled the City Football Group litigation with a $3M settlement, representing a significant reduction in potential liability
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Entered into a partnership with the United States Air Force School of Aerospace Medicine (USAFSAM) to develop products specific to the needs of special tactics airmen when in combat.

Cost Reduction Activities
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Reduced inventory by 28.4% compared to $8.6 million as compared to December 31, 2016
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Total operating expenses decreased by 17.6% to $10.0 million
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Selling, general and administrative expenses decreased 36.1% to $2.8 million
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Salaries and benefits costs decreased 20.4% to $2.6 million
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Advertising and promotion expenses decreased 16.6% to $2.2 million
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Professional fees decreased 58.3% to $0.7 million

Expansion of the Executive Team and Board of Directors
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Appointed Matthew Kerbel as Chief Marketing Officer and Paul Anton as Vice President of Finance; both joined the Company in August 2017
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Strengthened corporate governance with two new appointments to the Board of Directors: John J. Desmond, a certified public accountant with more than 40 years of public accounting industry experience, and Brian Casutto, MusclePharm's Executive Vice President of Sales & Operations.

“During the second quarter of 2017, MusclePharm continued to successfully execute against its growth strategy and began to tilt the scales away from the distractions of having to address legacy issues, to truly move forward and build what we are confident will be a high-growth, sustainably profitable business,” commented Ryan Drexler, President and Chief Executive Officer of MusclePharm, Inc. “We made significant progress executing against the three core elements of our growth plan: 1) growing international sales; 2) expanding and improving our product lines; and 3) diversifying our distribution channels, with a focus on growth from our online channels.

International sales accounted for a higher percentage of total revenue in the second quarter, both year-over-year and sequentially. Notable progress was made in the U.K., led by our new U.K. Sales Director, Daniel Clark. As market demand for nutritional supplements remains robust in the region, we are investing significantly in our European manufacturing capabilities to support our sales efforts in this promising market.

“We are excited about the initial market acceptance and broad rollout strategy for the Natural Series. Shipping of initial products commenced in the middle of the second quarter, and we were proud and excited to have the Natural Series accepted by Sprouts Farmers Market. Several additional products also began their initial rollout near the end of the quarter. We are encouraged by the strong initial uptake online and anticipate strong demand for the Natural Series, especially among the specialty retailer channel. We expect to introduce new products in the Natural Series product line in the second half of 2017.

“We also continued to make significant progress diversifying our distribution channels. In particular, we expanded sales online through the online offerings of our existing brick and mortar customers and reported strong results through our distribution partnership with Amazon, which accounted for 12% of our total revenues in the second quarter from 6% in Q1 of 2017.

“The results of these initiatives demonstrate continued strength in our core business and early positive signs that we are making headway against our growth strategy. We are encouraged by the trends we saw in the second quarter and look forward to accelerating our growth strategy in the second half of the year,” concluded Mr. Drexler.

2017 Second-Quarter Results

For the second quarter ended June 30, 2017, net revenue was $26.2 million, compared with $32.9 million in the prior year. The decrease in net revenue was primarily due to the termination of the Arnold Schwarzenegger product-line licensing agreement, the sale of our BioZone subsidiary and certain other products being discontinued. Net revenue for the second quarter of 2017 was flat compared to first quarter 2017 net revenue of $26.0 million. Normalized net revenue, which excludes sales from discontinued products, the Arnold Schwarzenegger product-line licensing agreement and the sale of our BioZone subsidiary, was $26.4 million, compared to $31.7 million in Q2 2016. The decrease was due to lower sales at the Company’s traditional brick and mortar retail partners.

Adjusted EBITDA, including certain one-time adjustments, a non-GAAP measure excludes stock-based compensation, restructuring charges, depreciation and amortization, as well as other items defined in the reconciliation table included in the press release, was $1.7 million for the quarter ended June 30, 2017 as compared to $2.1 million in the quarter ended March 31, 2017. Management believes this is a primary metric to track company performance as it excludes one time and non-recurring items and reflects the state of the underlying sustaining business.

For the second quarter of 2017, gross profit was $7.6 million, compared to $10.7 million in the second quarter of 2016, most of which was related to increased whey protein costs and discontinued products. Operating expenses were $10.0 million for the second quarter of 2017, compared to $12.2 million for the same period in 2016. Operating expenses were 38.3% of revenue in the second quarter of 2017 compared to 37.0% for the same period in 2016, with significant reductions in advertising and promotion expense and salaries and benefits expense. Excluding the settlement with City Football Group which totaled $3 million and resulted in a charge of $1.5 million in the quarter ended June 30, 2017, operating expenses were 32.7% of revenues for the second quarter of 2017, a decrease of 4.3% compared to the same period in 2016. Advertising and promotion expense decreased 16.6% to $2.2 million for the second quarter of 2017, or 8.6% of revenue, compared to $2.7million, or 8.2% of revenue, for the second quarter of 2016.

The net loss for the 2017 second quarter was ($3.1 million), or a loss of ($0.23) per share, compared to a loss of ($4.2 million), or a loss of ($0.30) per share, for the same period in the prior year.

2017 Second Quarter Conference Call Information

When: Monday, August 14, 2017
Time: 4:30 p.m. Eastern Time
Phone:
1-877-407-0792 (domestic)
1-201-689-8263 (international)
Participants must request the MusclePharm Second Quarter Results Call.

A live webcast will be available online on MusclePharm's website at http://ir.musclepharmcorp.com/, where it will be archived for one year.

An audio replay of the conference call will be available through midnight August 24, 2017 by dialing 1- 844-512-2921 from the U.S. or Canada, or 1-412-317-6671 from international locations, Conference ID: 13667203.

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The Company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, FitMiss™, as well as Natural Series which was launched in 2017. These products are available in more than 120 countries and over 50,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact
Phil Carlson / Elizabeth Barker
IR for MusclePharm
pcarlson@kcsa.com / ebarker@kcsa.com
212.896.1233 / 212.896.1203

## Tables Follow ##

MusclePharm Corporation Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (Unaudited)
	Three Months Ended
	June 30,
	2017	2016
Revenue, net	$26,192	$32,867
Cost of revenue (1)	18,576	22,181
Gross profit	7,616	10,686
Operating expenses:
Advertising and promotion	2,240	2,686
Salaries and benefits	2,620	3,292
Selling, general and administrative	2,829	4,424
Research and development	152	531
Professional fees	727	1,742
Restructuring and othe charges	—	(4,820)
Settlement of obligation	1,453	—
Impairment of assets	—	4,313
Total operating expenses	10,021	12,168
Loss from operations	(2,405)	(1,482)
Gain on settlement of accounts payable	22	—
Loss on sale of subsidiary	—	(2,115)
Other expense, net	(690)	(592)
Loss before provision for income taxes	(3,073)	(4,189)
Provision for income taxes	76	7
Net loss	$(3,149)	$(4,196)

Net loss per share, basic and diluted	$-0.23	$-0.48

Weighted average shares used to compute net loss per share, basic and diluted	13,845,301	13,874,209

MusclePharm Corporation Condensed Consolidated Balance Sheets (In thousands, except share and per share data)
	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash	$3,553	$4,943
Accounts receivable, net of allowance of $521 and $462	13,408	13,353
Inventory	6,133	8,568
Prepaid giveaways	135	205
Prepaid expenses and other current assets	2,403	1,725
Total current assets	25,632	28,794
Property and equipment, net	2,498	3,243
Intangible assets, net	1,478	1,638
Other assets	146	421
TOTAL ASSETS	$29,754	$34,096
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,134	$9,625
Accrued liabilities	8,115	9,051
Accrued restructuring charges, current	588	614
Obligation under secured borrowing arrangement	3,147	2,681
Convertible note with a related party, net of discount	16,772	16,465
Total current liabilities	37,756	38,436
Accrued restructuring charges, long-term	161	208
Other long-term liabilities	1851	332
Total liabilities	39,768	38,976
Commitments and contingencies
Stockholders' deficit:
Common stock	14	14
Additional paid-in capital	157,448	156,301
Treasury stock, at cost; 875,621 shares	-10,039	-10,039
Accumulated other comprehensive loss	-145	-162
Accumulated deficit	-157,292	-150,994
TOTAL STOCKHOLDERS’ DEFICIT	-10,014	-4,880
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$29,754	$34,096

Non-GAAP Adjusted EBITDA

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”), this press release discloses Adjusted EBITDA, which is net loss adjusted for income taxes, depreciation and amortization of property and equipment, amortization of intangible assets, provision for doubtful accounts, amortization of prepaid stock compensation, amortization of prepaid sponsorship fees, stock-based compensation, issuance of common stock warrants, other expense, net, loss on sale of subsidiary, gain on settlements, restructuring, and asset impairment charges. Management believes that this non-GAAP measures provides investors with important additional perspectives into our ongoing business performance.

The GAAP measure most directly comparable to Adjusted EBITDA is net loss. The non–GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net loss. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net loss and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Set forth below are reconciliations of our reported GAAP net loss to Adjusted EBITDA (in thousands):

		Three Months Ended			Three Months Ended
	Six Months Ended Jun. 30, 2017	June 30, 2017	Mar. 31 2017	Year Ended Dec. 31, 2016	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016
Net loss	$(6,298)	$(3,149)	$(3,149)	$(3,477)	$8,771	$(1,447)	$(4,196)	$(6,605)

Stock-based compensation	1,148	541	607	5,304	323	(116)	427	4,670
Restructuring and asset impairment charges	-	-	-	3,186	(970)	1,920	-	2,236
Gain on settlement of accounts payable	(471)	(22)	(449)	(9,927)	(9,927)	-	-	-
Loss on sale of subsidiary	-	-	-	2,115	-	-	2,115	-
Amortization of prepaid sponsorship fees	255	110	145	1,235	180	211	146	698
Other expense, net	1,668	690	978	2,313	1,009	117	516	671
Amortization of prepaid stock compensation	-	-	-	938	-	-	235	703
Depreciation and amortization of property and equipment	630	290	340	1,551	389	346	389	427
Amortization of intangible assets	160	80	80	576	80	80	196	220
(Recovery) provision for doubtful accounts	224	144	80	386	152	225	43	(34)
Issuance of common stock warrants to third parties for services	-	-	-	6	-	-	3	3
Provision for income taxes	104	76	28	318	180	-	7	131
Adjusted EBITDA	$(2,580)	$(1,240)	$(1,340)	$4,524	$187	$1,336	$(119)	$3,120

One time events
Executive severance	493	206	287	1,062	-	-	-	1,062
Discontinued business/product lines	646	513	133	2,102	(121)	-	771	1,452
Settlement related, including legal	2,485	1,927	558	3,533	1,248	723	816	746
Unusual credits against revenue	1,141		1,141	-	-	-	-	-
Whey protein costs	1,322	296	1,026	-	-	-	-	-
Financing costs	280	5	275	-	-	-	-	-
Total one-time adjustments	$6,367	$2,947	$3,420	$6,697	$1,127	$723	$1,587	$3,260

Adjusted EBITDA excluding one time	$3,787	$1,707	$2,080	$11,221	$1,314	$2,059	$1,468	$6,380